UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2007

First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 North Sixth Street, Indiana, PA	15701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2007, we announced that T. Michael Price has agreed to join First Commonwealth as the President of our banking subsidiary, First Commonwealth Bank. A copy of the press release announcing Mr. Price’s appointment is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Mr. Price will assume the role of President on November 13, 2007 and will also serve on the Board of Directors of First Commonwealth Bank.

Prior to joining First Commonwealth Bank, Mr. Price, age 45, served as the Chief Executive Officer of the Cincinnati and Northern Kentucky Region of National City Bank since July 2004. Mr. Price began his banking career in 1987 at National City, where he served in a variety of positions including branch manager, commercial lender and regional branch executive. Prior to becoming Chief Executive Officer of the Cincinnati and Northern Kentucky Region, Mr. Price served as Executive Vice President and Head of Small Business Banking for National City Corporation. Mr. Price earned a bachelor’s degree from the University of Utah in 1987 and a master’s degree in business administration from Cleveland State University in 1997.

In connection with his employment by First Commonwealth Bank, we entered into an Employment Agreement and a Change of Control Agreement with Mr. Price and awarded him 35,000 shares of restricted stock pursuant to a Restricted Stock Agreement. These agreements are summarized below.

Employment Agreement.

Term. Mr. Price will be employed for an initial term of three years, subject to automatic one-year renewals unless and until the Agreement is terminated by either Mr. Price or First Commonwealth Bank by notice given at least 60 days prior to the end of the current term.

Salary. Mr. Price will earn a base salary of $350,000 per year, subject to increase at the discretion of the Board of Directors.

Benefits. Mr. Price will be entitled to participate in our 401(k) Plan and our Employee Stock Ownership Plan, as well as our Supplemental Executive Retirement Plan and any annual or long-term incentive compensation plan that we maintain.

Signing Bonus. Mr. Price will receive a signing bonus of $175,000, payable in two installments as follows: $87,500 upon the commencement of his employment and $87,500 on the first anniversary of his employment or sooner if we terminate Mr. Price’s employment without “cause” (as defined below) or Mr. Price terminates his employment for “good reason” (as defined below).

Severance Rights. If we terminate Mr. Price’s employment without cause, or if Mr. Price terminates his employment for good reason, he will be entitled to receive monthly severance payments for the remainder of the initial term of the Employment Agreement in an amount equal to 1/12th of his total compensation for the 12 months preceding his termination, including his base salary, cash bonuses and employer contributions to his SERP, 401(k) and ESOP.

Definition of Cause. “Cause” for the termination of Mr. Price’s employment would exist if: (i) Mr. Price fails to comply with any material provision of the Employment Agreement; (ii) Mr. Price fails to perform in any material respect the duties of his employment (including the failure to comply with any lawful directive from the Board of Directors of First Commonwealth Bank); (iii) Mr. Price engages in dishonest or fraudulent acts or is convicted of a crime that would render his continued employment with First Commonwealth Bank materially damaging or detrimental to the Bank (as determined in the reasonable judgment of the Board of Directors); or (iv) Mr. Price is grossly negligent in the performance of his duties.

Definition of Good Reason. Mr. Price would have “good reason” to resign if: (i) his title, position or responsibilities are substantially reduced; (ii) we reduce his base salary or materially reduce the benefits provided under the Employment Agreement (unless such reduction of benefits applies equally to all similarly situated employees of First Commonwealth Bank); (iii) he is required to relocate permanently to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iv) he is assigned duties or responsibilities that are materially inconsistent with the position of President. Mr. Price must give us 20 days’ notice of his intention to resign for good reason, during which time First Commonwealth Bank would have the opportunity to correct the problems that caused Mr. Price to resign and Mr. Price would be restored to the position of President of First Commonwealth Bank.

Non-Compete. Mr. Price has agreed not to solicit our employees or engage in certain competitive activities in any county in which the Bank maintains an office or any contiguous county. These restrictions apply during the term of his employment with us and for a period of one year thereafter.

Change of Control Agreement.

Change of Control Payment. If, within three years following the occurrence of a “change of control” (as defined below) of First Commonwealth, we (or our successor) involuntarily terminate Mr. Price’s employment other than for “cause” (as defined below), or if Mr. Price terminates his employment for “good reason” (as defined below), each of which is referred to in the change of control agreements as a “qualifying termination,” Mr. Price will be entitled to receive severance payments in equal monthly installments over a period of 36 months following the month in which the termination occurs. The monthly severance payment is calculated as one-twelfth (1/12) of the sum of the following:

•	his annual base salary immediately prior to the change of control;

•	the aggregate amount of all bonuses paid to him during the twelve months prior to the change of control;

•	the aggregate amount of all contributions by us for the account of Mr. Price under our 401(k) plan and ESOP during the twelve months prior to the change of control; and

•	the aggregate amount of all contributions by Mr. Price and us to his supplemental executive retirement plan account during the twelve-months prior to the change of control.

In addition to severance payments, Mr. Price and his family will continue to receive, at our (or our successor’s) expense, the same level of medical, dental, accident, disability and life insurance benefits during the period in which severance is payable on substantially the same terms and conditions as existed immediately prior to the qualifying termination.

Definition of Change of Control. A “change of control” occurs if any person or group of persons acting in concert acquire 50% or more of our outstanding shares (including by merger, consolidation or similar transaction), or if the persons who were our directors as of the date of the change of control agreement (or any replacement director who is nominated by a majority of the incumbent directors) cease to constitute a majority of the board of directors for any reason.

Definition of Cause. “Cause” for termination exists if Mr. Price commits a felony resulting in, or intended to result in, loss to us, our customers or affiliates, or if Mr. Price intentionally fails to perform his duties for 30 consecutive days following written notice from us that such duties are not being performed.

Definition of Good Reason. Mr. Price has “good reason” to terminate his employment if his title or responsibilities are reduced or diminished, he is forced to relocate his principal office by more than 50 miles or is to travel significantly more than prior to the change of control or we reduce his base salary or material benefits.

Non-Compete. Mr. Price’s right to receive severance payments and benefits under the Change of Control Agreement is conditioned upon his compliance with covenants prohibiting competition with us and soliciting our customers or employees during the period in which severance is being paid. The right to receive severance benefits terminates when Mr. Price reaches full retirement age for purposes of receiving Social Security benefits.

Parachute Payment Limitations. If the payments and benefits to which Mr. Price is entitled under his change of control agreement, either alone or together with any other payments or benefits that he is entitled to receive from us, would constitute a “parachute payment” for purposes of section 280G of the Internal Revenue Code, the payments and benefits will be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by us and subject to the excise taxes imposed under the Internal Revenue Code for parachute payments.

Restricted Stock Agreement.

Award. We will award Mr. Price 35,000 shares of our common stock, subject to restrictions imposed under a Restricted Stock Agreement. The terms of the award were approved by the Compensation Committee of our Board of Directors and the award will be issued pursuant to the “employee inducement award” exemption from the New York Stock Exchange shareholder approval requirement for equity-based compensation.

Restrictions. The shares cannot be sold or otherwise transferred by Mr. Price until the shares vest and the restrictions lapse.

Vesting. The shares vest and the restrictions lapse in three equal installments on each of the first three anniversaries of Mr. Price’s employment, as follows:

Date	Vested Shares
November 12, 2008	11,666
November 12, 2009	11,667
November 12, 2010	11,667

However, all unvested shares will become immediately vested if (i) we terminate Mr. Price’s employment other than for “cause” (as defined in his Employment Agreement), (ii) Mr. Price terminates his employment for “good reason” (as defined in his Employment Agreement), (iii) there is a change of control of First Commonwealth (as defined in his Change of Control Agreement), or (iv) Mr. Price dies or becomes totally disabled.

Forfeiture of Unvested Shares. Any unvested shares would be forfeited and cancelled if we terminate Mr. Price’s employment for cause or if Mr. Price terminates his employment other than for good reason prior to the vesting of the shares.

Dividend and Voting Rights. Mr. Price is entitled to receive dividends on, and to exercise voting rights with respect to, all of the shares of restricted stock, whether or not vested.

Unregistered Shares. The offer and issuance of the restricted shares to Mr. Price was made pursuant to exemptions from registration under the federal and state securities laws for offers and sales to “accredited investors” (as defined by applicable SEC rules). Mr. Price made certain representations to us in the Restricted Stock Agreement, including that he is an accredited investor and that he is acquiring the shares as an investment and not with a view to distributing them.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

99.1	Press release dated October 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 29, 2007

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ John J. Dolan
Name:	John J. Dolan
Title:	President and Chief Executive Officer